Exhibit 5.1
December 18, 2006
The Board of Directors
Oilsands Quest Inc.
205, 707-7th Ave SW
Calgary, Alberta
Canada T2P 3H6

Re:	Form S-3 Registration Statement
Opinion of Counsel
Ladies and Gentlemen:
     As securities counsel for Oilsands Quest Inc. (the “Company”), a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.
     We have also examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Commission on or about December 18, 2006 covering the resale of up to 76,504,304 shares of Common Stock (which may be issued upon exchange of the Exchangeable Shares of Oilsands Quest Sask Inc.) of the Company by the Selling Shareholders, as more particularly described in the Registration Statement.
     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock held by the Selling Shareholders and described in the Registration Statement as outstanding, to be outstanding prior to effectiveness of the Registration Statement, or issuable thereafter upon exercise of the Exchangeable Shares, have been or (as the case may be) will have been duly authorized, validly issued, fully paid and non-assessable.

The Board of Directors
Oilsands Quest Inc.
December 18, 2006
Page Two
     This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.
     We acknowledge that we are referred to under the caption “Legal Matters” included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Burns Figa & Will, P.C.

BURNS FIGA & WILL, P.C.